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                                                                      Exhibit 21


Subsidiaries of the Registrant
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CheckFree Corporation, a Delaware corporation
CheckFree Investment Corporation, a Delaware corporation
CheckFree Investment Services, Inc., a Delaware corporation
CheckFree Management Corporation, a Wisconsin corporation